UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 18, 2014

CANCER GENETICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35817	04-3462475
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Route 17 North 2nd Floor, Rutherford, New Jersey	07070
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (201) 528-9200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

New Director. On February 18, 2014, the board of directors (the “Board”) of Cancer Genetics, Inc. (the “Company”) appointed Paul Rothman, MD, Dean of the Medical Faculty and CEO of Johns Hopkins Medicine, to the Company’s Board of Directors.

As Dean and CEO, Dr. Rothman oversees both the Johns Hopkins Health System and the School of Medicine. He joined Johns Hopkins in July 2012, after having served as the Dean of the Carver College of Medicine at the University of Iowa and the leader of its clinical practice plan since 2008. Previously, he served as head of internal medicine at the University of Iowa, and prior to that, was vice chairman for research and founding director of the Division of Pulmonary, Allergy and Critical Care Medicine at Columbia University College of Physicians and Surgeons, where he joined the faculty in 1986. He is a Phi Beta Kappa graduate of the Massachusetts Institute of Technology and earned his medical degree from Yale University. He trained at Columbia-Presbyterian Medical Center and accepted a postdoctoral fellowship at Columbia University prior to joining its school faculty.

Dr. Rothman will participate in the Company’s standard compensation program for non-employee directors, including an annual retainer of $10,000 and, subject to the adoption of a new equity plan or amendment to increase the shares available for issuance under the 2011 Equity Plan, annual awards of options to purchase 10,000 shares of the Company’s common stock and bi-annual awards of 5,000 shares of restricted stock.

Departure of Director. On February 17, 2014, the Dr. Andrew Pecora notified the Company of his resignation from the Board, effective February 18, 2014. Dr. Pecora’s decision to resign was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Extension of Consulting Agreement. On February 19, 2014, the Company entered into a new, three-year consulting agreement with Dr. Chaganti, pursuant to which Dr. Chaganti provides us with consulting and technical support services in connection with our technical and business affairs, including oversight of our clinical diagnostic laboratory. In consideration for Dr. Chaganti’s services, we will continue to pay Dr. Chaganti $5,000 per month. In addition, he will receive, subject to the adoption of a new equity plan or amendment to increase the shares available for issuance under the 2011 Equity Plan, an option to purchase 200,000 shares of our common stock at a purchase price of $19.94 per share in connection with his execution of the consulting agreement. Such option vests in 16 quarterly installments of 12,500 shares commencing on April 1, 2014. Pursuant to his consulting agreement, we have continued the arrangement where Dr. Chaganti assigned to us all rights to any inventions which he may invent during the course of rendering consulting services to us. In exchange for this assignment, if the U.S. Patent and Trademark Office issues a patent for an invention on which Dr. Raju Chaganti is listed as an inventor, we agreed to pay Dr. Chaganti (i) a one-time payment of $50,000 and (ii) 1% of the net revenues we receive from any licensed sales of the invention for the life of the patent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANCER GENETICS, INC.

By:	/s/ Panna Sharma
	Name:	Panna Sharma
	Title:	Chief Executive Officer

Date: February 21, 2014